                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [X] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                        EMMIS BROADCASTING CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                          [EMMIS COMMUNICATIONS LOGO]









                                                     May 21, 1998



Dear Shareholder:

     The directors and officers of Emmis Broadcasting Corporation join me in extending to you a cordial invitation to attend the annual meeting of our shareholders. This meeting will be held on Tuesday, June 23, 1998, at 9:30 a.m. at the Skyline Club, One American Square, Indianapolis, Indiana.

     One of the issues we will vote on this year is a proposed change in the name of our company. As you can see from our new logo, above, we plan to change our name to "Emmis Communications Corporation." This name change reflects the growth and opportunity that have become Emmis watchwords. Our recent purchase of the acclaimed Texas Monthly magazine and our pending acquisition of six television stations help create a company diverse in media and spirit. We believe our new name symbolizes a company which is uniquely poised for continued expansion and profitability as we move into the new millennium.

     The formal notice of this annual meeting and the proxy statement appear on the following pages. After reading the proxy statement, PLEASE MARK, SIGN, AND RETURN THE ENCLOSED PROXY CARD TO ENSURE THAT YOUR VOTES ON THE BUSINESS MATTERS OF THE MEETING WILL BE RECORDED.

     We hope that you will attend this meeting. Whether or not you attend, we urge you to return your proxy promptly in the postpaid envelope provided. After returning the proxy, you may, of course, vote in person on all matters brought before the meeting.

     We look forward to seeing you on June 23.

                                                     Sincerely,



                                                     Jeffrey H. Smulyan
                                                     President and
                                                     Chairman of the Board

                         EMMIS BROADCASTING CORPORATION
                             INDIANAPOLIS, INDIANA
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


     The annual meeting of the shareholders of Emmis Broadcasting Corporation (the "Corporation") will be held on Tuesday, June 23, 1998, at 9:30 a.m. at the Skyline Club, One American Square, Indianapolis, Indiana, to consider and to take action on the following matters:

      1. The election of six directors of the Corporation for terms of one year;

      2. The approval of an amendment of the Corporation's Articles of Incorporation to change the name of the Corporation to Emmis Communications Corporation.

      3. The approval of independent auditors; and

      4. The transaction of such other business as may properly come before the meeting and any adjournments thereof.

Only shareholders of record at the close of business on April 29, 1998 are entitled to notice of and to vote at this meeting and any adjournments thereof.

                                     By order of the Board of Directors,



                                     Norman H. Gurwitz
                                     Secretary



Indianapolis, Indiana
May 21, 1998

                         EMMIS BROADCASTING CORPORATION
                     950 NORTH MERIDIAN STREET, SUITE 1200
                          INDIANAPOLIS, INDIANA  46204


                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Emmis Broadcasting Corporation (the "Corporation") of proxies to be voted at the annual meeting of shareholders to be held on
Tuesday, June 23, 1998, and at any adjournment thereof.   The approximate date
of mailing this proxy statement is May 21, 1998. The following is important information in a question-and-answer format regarding the annual meeting and this proxy statement.

Q:  WHAT AM I VOTING ON?
      * Election of six directors (Susan B. Bayh, Gary L. Kaseff, Richard A. Leventhal, Jeffrey H. Smulyan, Doyle L. Rose, and Lawrence B. Sorrel, with Susan B. Bayh and Richard A. Leventhal nominated to serve as the independent directors elected solely by the holders of the Corporation's Class A Common Stock)
      * Change the name of the Corporation to "Emmis Communications
        Corporation"
      * Approve the appointment of Arthur Andersen LLP as the Corporation's independent auditors

Q:  WHO IS ENTITLED TO VOTE?
     Holders of either class of the Corporation's Common Stock, Class A or Class B, as of the close of business on April 29, 1998 (the "Record Date") are entitled to vote at the annual meeting. As of the Record Date, 8,469,666 shares of Class A Common Stock and 2,560,894 shares of Class B Common Stock were issued and outstanding.

Q: WHAT ARE THE VOTING RIGHTS OF THE CLASS A AND CLASS B COMMON STOCK?
     On each matter submitted to a vote of the Corporation's shareholders, each share of Class A Common Stock is entitled to one vote and each share of Class B
Common Stock is entitled to ten votes.   Generally, the Class A and Class B
Common Stock vote together as a single group. However, the two classes vote separately in connection with (i) the election of directors, (ii) certain "going private" transactions and (iii) other matters as provided by law.

     For this annual meeting, the Class A and Class B Common Stock will vote together on all issues, except the election of directors where the holders of Class A Common Stock are entitled to separately elect two of the Corporation's directors. Each of these two directors must be an "independent director." An independent director is a person who is not an officer or employee of the Corporation or its subsidiaries, and who does not have a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgement in carrying out the responsibilities of a director.

Q:  HOW DO I VOTE?
     Sign and date each proxy card you receive and return it in the prepaid envelope. If you return your signed proxy card but do not indicate your voting preferences, we will vote FOR the three proposals on your behalf. You have the right to revoke your proxy any time before the meeting by (i) notifying the Corporation's secretary, or (ii) returning a later-dated proxy. You may also revoke your proxy by voting in person at the meeting.

Q:  WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?
     It means you hold shares registered in more than one account. Sign and return ALL proxy cards to ensure that all your shares are voted.

Q:  WHO WILL COUNT THE VOTE?
     Representatives of First Union National Bank, the Corporation's transfer agent, will tabulate the votes.

Q:  WHAT CONSTITUTES A QUORUM?
     A majority of the combined voting power of the Class A and Class B Common Stock constitutes a quorum for the meeting (i.e., counting one vote for each Class A share, and ten votes for each Class B share, present in person or represented by proxy).

Q:  HOW MANY VOTES ARE NEEDED FOR APPROVAL OF EACH ITEM?
     There are different voting requirements for the various proposals. Directors will be elected by a plurality of the votes cast at the meeting. Consequently, the two Class A director nominees receiving the most votes of Class A Common Stock will be elected Class A directors and the four other nominees receiving the most votes of both Class A and Class B Common Stock will be elected to fill the remaining director positions. Only votes cast for a nominee will be counted. However, the accompanying proxy will be voted for all six nominees listed on the proxy unless the proxy contains instructions to the contrary. Proxies submitted by brokers that do not indicate a vote for some of the proposals because the holders do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on those proposals are called "broker non-votes." Broker non-votes, abstentions and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes.

     The amendment to the Articles of Incorporation changing the name of the Corporation to "Emmis Communications Corporation" requires an affirmative vote of a majority of the combined voting power of the Class A and Class B Common Stock outstanding and entitled to vote as of the Record Date. Abstentions and broker non-votes will have the same effect as votes against the proposal.

     The approval of Arthur Andersen LLP as the Corporation's independent auditor for the next fiscal year requires that the number of votes cast in favor of Arthur Andersen exceed the number of votes cast against Arthur Andersen. For this proposal, abstentions and broker non-votes will not be voted for or against the proposals and will not be counted as entitled to vote.

Q:  WHO CAN ATTEND THE ANNUAL MEETING?
     All shareholders as of the Record Date can attend.

Q:  WHAT PERCENTAGE OF STOCK DO THE DIRECTORS AND OFFICERS OWN?
     Together, they own approximately 7.2% shares of Class A Common Stock and 100.0% shares of Class B Common Stock, representing 78.6% of the combined voting power of the Class A and Class B Common Stock as of the Record Date. (See page 3 for details.)

Q:  WHO ARE THE LARGEST PRINCIPAL SHAREHOLDERS?
     Jeffrey H. Smulyan, the Corporation's President and Chairman of the Board of Directors, is the largest single shareholder of the Corporation, beneficially owning 224,444 Class A shares and 2,935,894 Class B shares as of the Record Date. In addition, Putnam Investments, Inc., Westport Asset Management, Inc., Denver Investment Advisers LLC and Capital Group Companies each beneficially own in excess of 5% of the Class A Common Stock. (See page 3 for details.)

Q:  WHEN ARE SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 1999 MEETING DUE?
     Any shareholder of the Corporation wishing to have a proposal considered for inclusion in the Corporation's 1999 proxy solicitation materials must set forth such proposal in writing and file it with the secretary of the Corporation on or before January 21, 1999. The Board of Directors of the Corporation will review any shareholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in its 1999 proxy solicitation materials or consideration at the 1999 annual meeting.


                    VOTING SECURITIES AND BENEFICIAL OWNERS

     The following table shows, as of April 29, 1998, the number and percentage of shares of Common Stock held by each person known to the Corporation who owned beneficially more than five percent of the issued and outstanding Common Stock of the Corporation, by the Corporation's directors and nominees, and by certain executive officers:


                                             CLASS A COMMON STOCK       CLASS B COMMON STOCK
                                             --------------------       --------------------

FIVE PERCENT SHAREHOLDERS,                   AMOUNT AND                AMOUNT AND                    PERCENT
SELLING SHAREHOLDER,                         NATURE OF      PERCENT    NATURE OF         PERCENT    OF TOTAL
DIRECTORS AND CERTAIN                        BENEFICIAL       OF       BENEFICIAL          OF        VOTING
EXECUTIVE OFFICERS                           OWNERSHIP       CLASS     OWNERSHIP         CLASS        POWER
-------------------------------              ----------     -------    ----------        -------     --------
Jeffrey H. Smulyan                            224,444(1)       2.7%    2,935,894(14)      100.0%      77.6%
Susan B. Bayh                                  10,100(2)        *              -            -            *
Richard F. Cummings                           102,957(3)        1.2            -            -            *
Norman H. Gurwitz                              89,445(4)        1.0            -           --            *
Gary L. Kaseff                                 24,424(5)        *              -           --            *
Richard A. Leventhal                           30,600(6)        *              -           --            *
Doyle L. Rose                                 107,935(7)        1.3            -           --            *
Howard L. Schrott                              63,602(8)        *              -           --            *
Lawrence B. Sorrel                                  -           *              -           --            *
Putnam Investments, Inc.                      923,000(9)       11.2            -           --          2.7
Westport Asset Management, Inc.               507,200(10)       6.1            -           --          1.5
Denver Investment Advisors LLC                504,500(11)       6.1            -           --          1.5
Capital Group Companies, et al.               467,100(12)       5.6            -           --          1.4

All Officers and Directors
        as a Group (9 persons)                638,501(13)       7.2    2,935,894          100.0       78.6

______________________
*    Less than 1%.

1 Includes 144,444 shares held by Mr. Smulyan as trustee for the Emmis Broadcasting Corporation Profit Sharing Trust, (the "Profit Sharing Trust") as to which Mr. Smulyan disclaims beneficial ownership.

2 Consists of 100 shares owned individually and 10,000 shares represented by stock options exercisable within 60 days of April 29, 1998.

3 Consists of 11,916 shares owned individually, 2,468 shares held for the benefit of Mr. Cummings' children, 1,573 shares held in the Profit Sharing Trust, and 87,000 shares represented by stock options exercisable within 60 days of April 29, 1998.

4 Consists of 11,238 shares owned individually or jointly with his spouse, 275 owned by Mr. Gurwitz's spouse, 2,308 owned for the benefit of Mr. Gurwitz's children, 64,545 shares represented by stock options exercisable within 60 days of April 29, 1998, 979 shares held in the Profit Sharing Trust, and 10,100 shares owned by a corporation of which Mr. Gurwitz's spouse is a 50% owner.

5 Consists of 3,059 shares owned individually by Mr. Kaseff, 1,154 shares owned by Mr. Kaseff's spouse, 211 shares held in the Profit Sharing Trust, and 20,000 shares represented by stock options exercisable within 60 days of April 29, 1998.

6 Consists of 4,000 shares owned individually, 1,500 shares owned by Mr. Leventhal's spouse, 10,100 shares owned by a corporation of which Mr. Leventhal is a 50% owner and 15,000 shares represented by stock options exercisable within 60 days of April 29, 1998.

7 Consists of 19,362 shares owned individually, 1,573 shares held in the Profit Sharing Trust, and 87,000 shares represented by stock options exercisable within 60 days of April 29, 1998.

8 Consists of 750 shares owned individually, 570 shares held in the Profit Sharing Trust, and 62,282 shares represented by stock options exercisable within 60 days of April 29, 1998.

9    Information concerning these shares was obtained from an Amendment to
     Schedule 13G filed in January 1998 by Putnam Investments, Inc. on behalf of itself, Marsh & McLennan Companies, Inc., Putnam Investment Management, Inc., The Putnam Advisory Company, Inc., and Putnam New Opportunities Fund, each of whom has an address of one Post Office Square, boston, Massachusetts 02109 (except Marsh & McLennan Companies, Inc. which has an address of 1166 Avenue of the Americas, New York, New York 10036).

10   Information concerning these shares was obtained from an Amendment to
     Schedule 13G filed in February 1998 by Westport Asset Management, Inc., which has an address of 235 Riverside Avenue, Westport, Connecticut 06880.

11   Information concerning these shares was obtained from an Amendment to
     Schedule 13G filed in February 1998 by Denver Investment Advisors LLC, which has an address of 1225 17th Street, 26th Floor, Denver, Colorado 80202. Denver Investment Advisors LLC has indicated that it has dispositive power over 504,500 shares and sole voting power over 332,200 shares.

12   Information concerning these shares was obtained from an Amendment to
     Schedule 13G filed in February 1998 by The Capital Group Companies, Inc., Capital Research and Management Company and SMALLCAP World Fund, Inc., each of whom has an address of 333 South Hope Street, 52nd Floor, Los Angeles, California 90071.

13 Includes 345,827 shares represented by stock options exercisable within 60 days of April 29, 1998, and 144,444 shares held in the Emmis Broadcasting Corporation Profit Sharing Trust.

14 Consists of 2,560,894 shares owned individually and 375,000 shares represented by stock options exercisable within 60 days of April 29, 1998.


                     PROPOSAL NO. 1:  ELECTION OF DIRECTORS

     Six directors are to be elected. Susan B. Bayh and Richard A. Leventhal have been nominated to serve as the independent directors elected by the holders of Class A Common Stock, and Jeffrey H. Smulyan, Doyle L. Rose, Lawrence B. Sorrel, and Gary L. Kaseff have been nominated to fill the remaining directorships. Each nominee is nominated to serve a term of one year and until his or her successor is elected and qualified. All nominees are members of the present Board of Directors. If, at the time of the 1998 annual meeting, any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE ELECTION OF THE FOLLOWING NOMINEES.



NAME, AGE, PRINCIPAL
OCCUPATION(S) AND
BUSINESS EXPERIENCE                                             DIRECTOR
DURING PAST 5 YEARS                                             SINCE
--------------------------                                      --------

JEFFREY H. SMULYAN, Age 51                                      1979
Chairman of the Board of Directors and President of the
Corporation; formerly also owner and CEO of the Seattle
Mariners major league baseball team; Director of the Radio
Advertising Bureau and The Finish Line; Trustee of Ball
State University.

DOYLE L. ROSE, Age 49                                           1984
Radio Division President of the Corporation;
previously Executive Vice President-Operations.

LAWRENCE B. SORREL, Age 39                                      1993
General Partner of Welsh, Carson, Anderson and Stowe,
a priviate investment firm; previously, Managing Director
of Morgan Stanley & Co., Inc.

GARY L. KASEFF, Age 50                                          1994
Employed as counsel to the Corporation, also solo
practitioner attorney in Southern California; previously,
President of the Seattle Mariners major league baseball
club and partner with the law firm of Epport & Kaseff.

SUSAN B. BAYH, Age 38*                                          1994
Commissioner of the International Joint Commission of the
United States and Canada; Also, Distinguished Visiting
Professor at Butler University; previously, Attorney with
Eli Lilly & Company; Director of Bank One, Indiana, and
Anthem (Southeast).

RICHARD A. LEVENTHAL, Age 51*                                   1992
Owns and operates a wholesale fabric and textile company
in Carmel, Indiana.  Mr. Leventhal is the brother-in-law
of Norman H. Gurwitz, an executive officer of the
Corporation.

_____________
* Nominee to serve as independent director elected by the holders of the Class A Common Stock voting as a single class.

     During the last fiscal year, the Board of Directors of the Corporation held 6 meetings, either in person, by telephone or by written consent. All directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors of the Corporation and (2) the total number of meetings held by all committees on which he or she served. Directors of the Corporation who are not officers or employees are compensated for their services at the rate of $1,000 per meeting of the Board of Directors attended. Pursuant to the Non-Employee Director Stock Option Plan, Directors who are not officers or employees of the Corporation also are entitled to receive options to purchase 5,000 shares of the Corporation's Class A Common Stock. The options are granted on the date of the Corporation's annual meeting at the closing price of the underlying shares on that date. In addition to her duties as a director, the Corporation separately engaged Susan Bayh to develop a unified plan for the involvement of the Corporation and each of its stations and publications in various charitable organizations. During the last fiscal year, Mrs. Bayh received approximately $50,000 as compensation for such services. Nominees for election as a director of the Corporation are selected by the Board of Directors, acting as a nominating committee.

CERTAIN COMMITTEES OF THE BOARDS OF DIRECTORS OF THE CORPORATION

     The Board of Directors of the Corporation currently has an audit committee and a compensation committee. The audit committee, which informally met in connection with certain Board meetings, evaluates audit performance, handles relations with the Corporation's independent auditors and evaluates policies and procedures relating to internal audit functions and controls. The audit committee may also examine and consider other matters relating to the financial affairs of the Corporation as it deems appropriate. The directors who are members of the audit committee are Richard A. Leventhal and Lawrence B. Sorrel. The compensation committee, which met three times during the last fiscal year, provides a general review of the Corporation's compensation and benefit plans to ensure that they meet corporate objectives. The compensation committee also has authority to administer and to recommend the grant of options and other awards under the Corporation's various stock option and incentive plans, and to administer and recommend contributions under the Corporation's Profit Sharing Trust. During the last fiscal year, directors who were members of the compensation committee were Susan B. Bayh, Richard A. Leventhal and Lawrence B. Sorrell.


                              CERTAIN TRANSACTIONS

     The Corporation has periodically made interest-bearing loans to various officers and employees. The approximate amount of such indebtedness outstanding at April 29, 1998, and the largest aggregate amount of indebtedness outstanding at any month end during the last fiscal year, was $700,000 for Jeffrey H. Smulyan, Chairman and President, $103,200 for Doyle L. Rose, Radio Division President and Director, $82,000 for Richard F. Cummings, Executive Vice President-Programming, and $60,000 for Norman H. Gurwitz, Executive Vice President, Corporate Counsel and Secretary. These loans bear interest at the Corporation's cost of senior debt, which at April 29, 1998, was approximately 8%.


                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

     Policy and Performance Measures.   During the last fiscal year,
compensation for the Corporation's officers (other than Jeffrey H. Smulyan, the Corporation's chief executive officer) was largely determined by consensus between Mr. Smulyan and the Corporation's compensation committee, typically without formal action. Mr. Smulyan determined for each officer a salary that he believed to be reasonable based upon such officer's compensation for the previous year, the Corporation's performance over the previous year and each officer's contribution to such performance. Because the fiscal year ended February 28, 1997, resulted in significant improvement in the Corporation's same-station broadcast cash flow base salary levels of the Corporation's officers for the fiscal year ended February 28, 1998 were generally increased from base salary levels in 1997.

     The Corporation has historically relied upon cash bonuses, stock options and stock appreciation rights in order to tie compensation to the Corporation's performance. For the last fiscal year, bonuses for general managers of the Corporation's radio stations were based upon the extent to which each station met specified target levels of broadcast cash flow. Bonuses to other officers were based upon Mr. Smulyan's personal assessment of their contributions to the Corporation's overall performance and were then discussed with members of the compensation committee to ensure that none had any objections. Stock options were also granted to the Corporation's officers during the last fiscal year under the Corporation's 1994 and 1997 Equity Incentive Plans. The number of options granted to an officer primarily depended upon such officer's classification within the Corporation. Each radio station general manager received options to purchase 6,000 shares of the Corporation's Class A Common Stock, and each general manager of more than one radio station received options to purchase an additional 2,000 shares for each radio station under such person's management. The other officers received options to purchase between 3,000 and 12,000 shares.

     The Corporation has also entered into two and three year employment agreements with certain of the Corporation's general managers and other key
officers.   These agreements, which provide for a base salary, annual
performance bonuses, and restricted stock and stock option awards, prohibit the officer from directly or indirectly competing with the Corporation. The committee believes that the structure of these agreements should enable the Corporation to retain its key officers for a certain period of time and to focus the efforts and energies of such officers on further enhancing the value of the Corporation to its shareholders

     The Internal Revenue Code of 1986, as amended (the "Code"), generally limits to $1 million the amount of compensation that may be deducted by the Corporation in any year with respect to certain of the Corporation's officers. Accordingly, the compensation committee endeavors to structure executive compensation so that most of such compensation will be deductible. At the same time, the compensation committee has the authority to award compensation in excess of the $1 million limit, regardless of whether such additional compensation will be deductible by the Corporation, where the committee determines in good faith that such compensation is appropriate.

     Chief Executive Officer Compensation. Mr. Smulyan is compensated in accordance with his employment agreement which provides for (i) an annual salary of approximately $682,000 in the fiscal year ended February 28, 1998, with annual increases of 10% plus an inflation adjustment, subject to a maximum annual increase of 15%; (ii) annual bonuses ranging from a minimum of $50,000 to a maximum of $250,000, as adjusted for inflation; and (iii) the award of options to purchase 100,000 shares of Common Stock at a price per share of $15.50 for each year during the term of the agreement that either the Corporation's annual broadcast cash flow increases from the previous year by a percentage specified in the agreement or the percentage increase in the average monthly fair market value of the Corporation's Common Stock during the fiscal year exceeds that of a specified peer group of broadcasting companies.

     The amount of the annual bonuses under Mr. Smulyan's employment agreement is determined by the Board of Directors, based in part on the recommendation of the compensation committee. During the last fiscal year, the Corporation's pro forma broadcast cash flow (as that calculation is defined in Mr. Smulyan's employment agreement) increased 6.5%. In addition, the Corporation began operating two additional radio stations in Indianapolis, Indiana, and one additional radio station in New York, New York, substantially solidifying the Corporation's presence in each of these markets. Finally, the Corporation augmented its publishing division through the acquisitions of Cincinnati Magazine and Texas Monthly. As a result of these achievements, the compensation committee has recommended a cash bonus of $140,000. Mr. Smulyan will not be entitled to receive the 100,000 stock options provided for in his agreement because the increase in broadcast cash flow did not meet the pre-determined percentage specified by the compensation committee and the fair market value of the Corporation's Common Stock did not exceed the Corporation's peer group. However, a final determination on what stock-based compensation, if any, Mr. Smulyan should receive as a result of his leadership this past fiscal year will not be determined until the annual meeting of the Board of Directors in June 1998.


                         Compensation Committee Members
                         ------------------------------
                                 Susan B. Bayh
                              Richard A. Leventhal
                               Lawrence B. Sorrel

PERFORMANCE GRAPH

     The following line graph compares the yearly percentage change in the cumulative total shareholder return on the Common Stock of the Corporation with the cumulative total return of the NASDAQ Stock Market Index and the cumulative total return of the NASDAQ Telecommunications Stock Market Index (an index containing performance data of radio, telephone, telegraph, television and cable television companies) from February 28, 1994, to the fiscal year ended February 28, 1998. The performance graph assumes that an investment of $100 was made in the Corporation's Common Stock and in each index on February 28, 1994, the date of the Corporation's initial public offering, and that all dividends were reinvested.








                      COMPARISON OF CUMULATIVE TOTAL RETURN
                            FEB-94   FEB-95   FEB-96   FEB-97   FEB-98
EMMIS BROADCASTING            $100     $103     $247     $223     $318
NASDAQ STOCK MARKET           $100     $100     $139     $165     $200
NASDAQ TELECOMMUNICATIONS     $100      $93     $125     $124     $204

COMPENSATION TABLES

     The following table sets forth the compensation awarded to, earned by, or paid to the chief executive officer and the four most highly compensated executive officers other than the chief executive officer (collectively, the "Named Executive Officers") during each of the last three fiscal years.

                          SUMMARY COMPENSATION TABLE


                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                -----------------------
                                                 ANNUAL COMPENSATION                    AWARDS
                                            ----------------------------        -----------------------
                                                                 OTHER                       SECURITIES        ALL
                              FISCAL                             ANNUAL         RESTRICTED   UNDERLYING       OTHER
NAME AND                   YEAR ENDED                            COMPEN-           STOCK      OPTIONS/       COMPEN-
PRINCIPAL POSITION         FEBRUARY 28       SALARY     BONUS    SATION           AWARDS       SARS(#)        SATION
------------------         -----------      --------  --------  --------        ---------    ----------     ----------
JEFFREY H. SMULYAN            1998          $681,717  $140,000  $     --        $     --       100,000 (1)  $______
President and                 1997           606,223   250,000        --              --       100,000           --
Chairman of the Board         1996           538,853   250,000        --              --       100,000           --


DOYLE L. ROSE                 1998          $434,156  $ 44,800  $ 14,400 (2)    $     --        25,000        $  --
Radio Division                1997           408,446    80,000    14,400              --        25,000           --
President                     1996           385,066   245,000    14,400         981,000 (3)    25,000           --


RICHARD F. CUMMINGS           1998          $434,156  $ 44,800  $ 14,400 (2)    $     --        25,000        $  --
Executive Vice President      1997           408,446    80,000    14,400              --        25,000           --
-- Programming                1996           385,047   245,000    14,400         981,000 (3)    25,000        $  --


HOWARD L. SCHROTT             1998          $238,162  $ 28,000  $     -- (2)    $     --        12,000        $  --
Executive Vice President,     1997           218,195    50,000        --              --        29,806           --
Treasurer and Chief           1996           191,920    60,000        --              --        13,139           --
Financial Officer

NORMAN H. GURWITZ             1998          $215,811  $ 28,000  $14,4002        $     --        12,000        $  --
Executive Vice President,     1997           195,257    50,000    14,400              --        29,806           --
Corporate Counsel and         1996           165,992    60,000    14,400              --        13,139           --
Secretary

_________________
(1)   Stock options granted as of March 1, 1997.

(2) Represents automobile allowance. Mr. Schrott's automobile allowance is included as part of his salary.

(3) Represents the market value on the date of grant of 36,000 shares of restricted stock granted to each of Messrs. Rose and Cummings pursuant to the terms of their respective employment agreements. The restricted stock held by each of Messrs. Rose and Cummings had a market value of $1,782,000 as of the end of the Corporation's last fiscal year and vested March 6, 1998.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                  INDIVIDUAL GRANTS
                     -----------------------------------------------------------------------------------
                     NUMBER OF    % OF TOTAL                                      POTENTIAL REALIZABLE
                     SECURITIES  OPTIONS/SARS                                       VALUE AT ASSUMED
                     UNDERLYING   GRANTED TO   EXERCISE                          ANNUAL RATES OF STOCK
                      OPTIONS/    EMPLOYEES     OR BASE                            PRICE APPRECIATION
                        SARS          IN         PRICE            EXPIRATION         FOR OPTION TERM
NAME                  GRANTED    FISCAL YEAR   ($/SHARE)             DATE            5%           10%
-------------------  ----------  ------------  ---------          ---------      -----------  ----------
Jeffrey H. Smulyan      100,000        22.99%     $15.50               2/28/02   $2,853,171   $4,006,260

Doyle L. Rose            25,000         5.75%      15.50               2/28/00      976,844    1,109,875

Richard F. Cummings      25,000         5.75%      15.50               2/28/00      976,844    1,109,875

Howard L. Schrott        12,000         2.76%      34.50                    (1)     142,121      326,106

Norman H. Gurwitz        12,000         2.76%      34.50                    (1)     142,121      326,106

_______________
(1) The options expire at a rate of 20% per year beginning February 28, 2001, with all options expired by February 28, 2005.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES


                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                          OPTIONS/SARS         IN-THE-MONEY OPTIONS/SARS
                                                       AT FISCAL YEAR END          AT FISCAL YEAR END
                                                    ------------------------  --------------------------
                             ACQUIRED ON   VALUE       EXER-       UNEXER-        EXER-         UNEXER-
NAME                          EXERCISE    REALIZED    CISABLE     CISABLE1       CISABLE        CISABLE
-------------------          -----------  --------  -----------  -----------  -------------  -----------

Jeffrey H. Smulyan               --      $   --      375,000         --       $13,514,063    $     --

Doyle L. Rose                    --          --       12,000       75,000         435,000      2,550,000

Richard F. Cummings              --          --       12,000       75,000         435,000      2,550,000

Howard L. Schrott              3,400      102,056     53,045       12,000       1,120,991        180,000

Norman H. Gurwitz             11,275      232,269     52,545       12,000       1,101,241        180,000

______________________
(1)  These options all become exercisable on March 1, 1998.

EMPLOYMENT AGREEMENTS

     During the fiscal year ended February 28, 1994, the Corporation entered into a five-year employment agreement with Jeffrey H. Smulyan pursuant to which Mr. Smulyan is employed as chief executive officer of the Corporation. Mr. Smulyan's base compensation during the last fiscal year was approximately $682,000, with the agreement providing for annual increases of 10% plus an inflation adjustment, subject to a maximum aggregate annual increase of 15%.
In addition, the agreement provides for annual bonuses to be set by the Board of Directors ranging from a minimum of $50,000 up to a maximum of $250,000, as adjusted for inflation. Mr. Smulyan is also entitled to receive options to purchase 100,000 shares of Class A Common Stock at a price per share of $15.50 (the price per share in the Corporation's initial public offering) for each year during the term of the agreement that the Corporation's broadcast cash flow or Common Stock price targets specified in the agreement are achieved. Under the agreement, Mr. Smulyan retains the right to participate in all employee benefit plans of the Corporation for which he is otherwise eligible. The agreement with Mr. Smulyan is subject to termination by the Board of Directors or by Mr. Smulyan, either without cause or for cause, at any time upon notice. In the event the Corporation terminates Mr. Smulyan's employment without cause (as defined in the agreement) or in the event Mr. Smulyan terminates his employment for good reason (as defined in the agreement), Mr. Smulyan will be entitled to receive the present value of the applicable base and incentive compensation through a date five years after the date of termination. In addition, the agreement entitles Mr. Smulyan to certain termination benefits upon disability, death or a change in control (as defined in the agreement) of the Corporation. Following a termination of Mr. Smulyan's employment, other than a termination by the Corporation without cause (as defined in the agreement) or a termination by Mr. Smulyan with good reason (as defined in the agreement), Mr. Smulyan would be prohibited from engaging in a business in competition with the Corporation for a period of two years after the date of termination.

     During the fiscal year ended February 29, 1996, the Corporation entered into three-year employment agreements with each of Doyle L. Rose and Richard F. Cummings, pursuant to which Mr. Rose was employed as Radio Division President and Mr. Cummings was employed as Executive Vice President--Programming. Each employment agreement provided for a $150,000 signing bonus and an annual base salary of $383,000, $408,000 and $433,000, respectively, for each of the three years covered thereby. In addition, each agreement provided (i) upon the commencement of the agreement, for the award of 36,000 restricted shares of Class A Common Stock, which shares were subject to forfeiture if the officer was terminated for cause (as defined in the agreement) or terminated his employment for a reason other than death or disability (as defined in the agreement), (ii) at the end of each completed year of service under the agreement, for the award of options to purchase up to 25,000 shares of Common Stock at a price per share equal to $15.50 per share, which options were first exercisable after the end of the term of the agreement and would automatically terminate if the officer was is terminated for cause or terminated his employment for a reason other than death or disability, and (iii) at the end of each completed year of service under the agreement, for the award of a bonus in an amount (if any) determined by the Chief Executive Officer, and based upon such officer's performance during such year and the Corporation's bonus practices with respect to its other key executive officers for such year.
Under the agreements, Messrs. Rose and Cummings each retained the right to participate in all employee benefit plans of the Corporation for which they would otherwise be eligible. These employment agreements expired February 28, 1998. The Corporation and Messrs. Rose and Cummings are in the process of negotiating new employment agreements.

     During the fiscal year ended February 28, 1997, the Corporation entered into a three-year employment agreement with Howard L. Schrott pursuant to which Mr. Schrott is employed as Executive Vice President and Chief Financial Officer of the Corporation. The employment agreement provides for an annual base salary of approximately $200,000, $220,000 and $242,000, respectively, for each of the three years covered thereby. In addition, the agreement provides (i) for an annual cash bonus of not less than $20,000 nor more than $50,000, (ii) the award of 10,000 shares of Class A Common Stock if Mr. Schrott remains employed by the Corporation through the expiration of the agreement (or is disabled, as defined in the agreement), and (iii) for the award of options to purchase 29,806 shares at their fair market value on March 1, 1996 and options to purchase 12,000 shares on the first day of each of the remaining contract years at the fair market value of such shares on the date of the grant. Under the agreement, Mr. Schrott also retains the right to participate in all employee benefit plans of the Corporation for which he is otherwise eligible.


                   PROPOSAL NO. 2: APPROVAL OF NAME CHANGE

     The Board of Directors of the Corporation has proposed an amendment to the Corporation's Articles of Incorporation to change the name of the Corporation to "Emmis Communications Corporation." The directors believe that the term "communications" more accurately describes the business in which the Corporation is engaged. When the Corporation was originally formed, its operations were exclusively focused on radio broadcasting. However, a number of years ago, the Corporation delved into periodical publishing through Indianapolis Monthly and, then, Atlanta. More recently, the Corporation has expanded its publishing operations by acquiring Cincinnati Magazine and Texas Monthly. Broadcasting remains a cornerstone of the Corporation's business. In fact, radio broadcasting will soon be supplemented with television broadcasting. Nonetheless, the directors recognize that broadcasting is but one of the media through which the Corporation communicates with its audiences.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THIS PROPOSAL.

             PROPOSAL NO. 3:  APPROVAL OF APPOINTMENT OF AUDITORS

     The appointment of the Corporation's independent auditors is being submitted for approval by vote of the shareholders. The Corporation's financial statements for the year ended February 28, 1998 were certified by Arthur Andersen LLP. The Board of Directors has selected Arthur Andersen as its independent auditors for the fiscal year ending February 28, 1999. Representatives of Arthur Andersen are expected to attend the annual meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. If shareholders do not approve the selection of Arthur Andersen, then the selection of independent auditors will be reconsidered by the Board of Directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THIS PROPOSAL.


                     COMPLIANCE WITH SECTION 16(a) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's officers and directors, and persons who own more than 10% of the Corporation's Common Stock, to file with the Securities and Exchange Commission reports detailing their ownership of the Corporation's Common Stock and changes in such ownership. Officers, directors and greater than 10% shareholders (the "Reporting Persons") are required by Securities and Exchange Commission regulation to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Corporation, the Corporation believes that during the last fiscal year all Reporting Persons complied with the filing requirements of
Section 16(a), except that Susan B. Bayh, Norman H. Gurwitz, and Jeffrey H. Smulyan each failed to timely file one report in connection with one transaction, and Richard A. Leventhal failed to timely file two reports in connection with two transactions.


                                ANNUAL REPORT

     A copy of the Corporation's Annual Report for the year ended February 28, 1998 has been provided to all shareholders of record as of the Record Date. The Annual Report is not to be considered as proxy solicitation material.


                                OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before this annual meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.


                           EXPENSES OF SOLICITATION

     The entire expense of preparing, assembling, printing and mailing the proxy form and the material used in the solicitation of proxies will be paid by the Corporation. The Corporation does not expect that the solicitation will be made by specially engaged employees or paid solicitors. Although the Corporation might use such employees or solicitors if it deems them necessary, no arrangements or contracts have been made with any such employees or solicitors as of the date of this statement. In addition to the use of the mails, solicitation may be made by telephone, telegraph, cable or personal interview. The Corporation will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares, and will reimburse such record holders for their reasonable expenses incurred in doing so.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. Whether or not you attend the meeting, you are urged to execute and return the proxy.

                                           For the Board of Directors,

                                           Jeffrey H. Smulyan
                                           Chairman
May 21, 1998

EMMIS BROADCASTING CORPORATION
950 NORTH MERIDIAN STREET, SUITE 1200
INDIANAPOLIS, INDIANA 46204

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned hereby appoints Jeffrey H. Smulyan, Howard L. Schrott and Norman H. Gurwitz, and each of them, attorneys-in-fact and proxies, with full power of substitution, to vote as designated below all shares of Class A Common Stock of Emmis Broadcasting Corporation which the undersigned would be entitled to vote if personally present at the annual meeting of Shareholders to be held on June 23, 1998, at 9:30 a.m., and at any adjournment thereof.

1. ELECTION OF DIRECTORS FOR A TERM OF ONE YEAR.

     [ ] FOR all nominees listed below               [ ] WITHHOLD AUTHORITY
         (except as marked to the contrary below)        to vote for all
                                                         nominees


                     Jeffrey H. Smulyan, Doyle L. Rose,
                     Lawrence B. Sorrel, Gary L. Kaseff,
                  Susan B. Bayh* and Richard A. Leventhal*

  (INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name on the line below.)

           _______________________________________________________

2. PROPOSAL TO APPROVE THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE CORPORATION TO "EMMIS COMMUNICATIONS CORPORATION."
         [ ] FOR         [ ] AGAINST         [ ] ABSTAIN

3. PROPOSAL TO APPROVE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS.
         [ ] FOR         [ ] AGAINST         [ ] ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                         (continued  on other side)
* Class A Directors

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholders. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

The undersigned acknowledges receipt from Emmis Broadcasting Corporation prior to the execution of this proxy, of notice of the meeting, a proxy statement, and an annual report to shareholders.

Please sign exactly as name appears below. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                     Dated:                              , 1998
                                           ------------------------------

                                     ------------------------------------------
                                                     (Signature)

                                     ------------------------------------------
                                             (Signature if held jointly)

                                     Please mark, sign, date and return the
                                     proxy card promptly using the enclosed
                                     envelope.


                               REVOCABLE PROXY